EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the Pluristem Therapeutics Inc. (the "Company") Amended and Restated 2005 Stock Option Plan, of our reports dated September 9, 2015, with respect to the Company's consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in its Annual Report on Form 10-K for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer KOST, FORER, GABBAY and KASIERER A member of Ernst & Young Global
Haifa, Israel September 9, 2015